                                                                      Exhibit 12

            ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED
                                 JUNE 30, 1996

TO OUR SHAREHOLDERS

It is our pleasure to welcome SPACEHAB's new investors from the Company's Initial Public Offering (IPO) completed in December, 1995 and update our long term investors from around the globe. Fiscal 1996 was an important year in the development of SPACEHAB, Inc. We have accomplished certain objectives that more clearly define our strategic course for investment and growth into the future.

  Financial results for the fiscal period ended June 30, 1996 were very positive. Earlier this year, we changed our fiscal year-end from September 30 (which had coincided with the U.S. government fiscal year-end) to June 30, making the fiscal year for 1996 only nine months long. We are reporting substantial 1996 revenue and income growth over the last fiscal year ended September 30, 1995. Revenue for the 1996 fiscal period was $56.4 million, a 22% increase from fiscal 1995 revenue of $46.1 million. Net income increased to $29.8 million in fiscal 1996 from $15.8 million in fiscal 1995.

  Mission operations during 1996 were focused primarily on our two NASA programs: the Mir Contract to carry vital supplies aboard the Space Shuttle to the Russian space station Mir, and the Commercial Middeck Augmentation Module
(CMAM) Contract to support NASA's commercial mircrogravity research on the Space Shuttle. Our first mission in March 1996 aboard the space shuttle Atlantis carried more than 4,600 pounds of food, equipment, and supplies for the two Russian cosmonauts and one U.S. astronaut who are in orbit aboard Mir. Three more SPACEHAB missions to Mir are planned in fiscal 1997 under the Mir Contract. The next mission to Mir currently is scheduled for September 1996 when we will introduce our Logistics Double Module. This new module configuration is optimized to accommodate cargo and will substantially increase our capability to deliver supplies to Mir. In June 1996, NASA exercised all three options on the Mir Contract providing a firm backlog of cargo missions through 1998.

  Our second mission in 1996, launched only two months later in May aboard the space shuttle Endeavour, was the fourth mission under the CMAM contract. We accommodated 12 experiments sponsored by industry, NASA, and academia. Promising research was conducted in biotechnology, semiconductor materials, and polymers. The remaining experiments that will complete the CMAM contract will be accommodated as part of the September mission.

  In our continuing effort to anticipate the needs of our customers, SPACEHAB has initiated the design and development of another module configuration: a Science Double Module optimized for research missions. This new Double Module will augment our fleet of pressurized modules to meet both the research and cargo-carrying requirements of NASA, the International Space Station (ISS) partner agencies and industry. Our management team was expanded to address opportunities in life sciences, the ISS program, and U.S./Russian activities.

  SPACEHAB has enjoyed a compound annual growth rate in net income of 94% since it began flight operations in 1993, lowering cumulative losses from $62.6 million in 1993 to just $8.3 million in 1996, allowing the Company to recover a substantial portion of the initial investment in SPACEHAB's modules over the first four years of operations. The Company now is entering its next important phase of research, development and construction of new market assets to expand its future business franchise in human space activity.


[PHOTO OF SHELLEY A. HARRISON (LEFT)]
CHAIRMAN AND CEO


[PHOTO OF CHESTER M. LEE (RIGHT)]
PRESIDENT


  Investment in research and development is expected to continue for the next four years to expand our fleet of space-flight hardware in conjunction with the launch and assembly of the ISS. We also expect that new NASA contracts for science and logistics missions may experience pricing pressure as a result of competing demands for NASA funds.

  In December 1995, SPACEHAB completed a successful IPO that raised net proceeds of $43.5 million. Proceeds from the offering, net of certain debt repayments, are being used to develop new products and services to solidify our position in existing business sectors, and to evaluate and enter new markets.

  In April, SPACEHAB's Board of Directors asked that we take on additional responsibilities and management roles as your CEO and your President. You have our commitment to continue this effort to achieve our strategic growth and positioning goals by increasing our successful record of shuttle based missions, expanding our asset base, enhancing our customer base and growing our relationships with international and domestic partners to strengthen your Company.

  We believe that the 21st century will see ever increasing human habitation of space, driven by the quest for knowledge, discovery, and adventure. SPACEHAB already is at the forefront of this journey. Welcome aboard.



/s/ SHELLEY A. HARRISON                   /s/ CHESTER M. LEE

Shelley A. Harrison                       Chester M. Lee
Chairman and CEO                          President

September 16, 1996

Human Presence In Space

- ---------------------------------------------------------
            INTERNATIONAL SPACE STATION
- ---------------------------------------------------------

  Largest international scientific effort in history

           Assembly         1997 - 2002
           Operations       2002 - 2017

            20+ YEARS PLANNED OPERATIONS

- ---------------------------------------------------------
  UNITED STATES - RUSSIA - EUROPE - JAPAN - CANADA
- ---------------------------------------------------------



- -----------------------------------------------
          U.S. SPACE SHUTTLE
- -----------------------------------------------

            - 4 Orbiters

      - 7 - 8 Launches per year

         - 78 Flights to date

  - 15 Years cumulative experience
- -----------------------------------------------



- -----------------------------------------------
        RUSSIAN MIR SPACE STATION
- -----------------------------------------------
        - 10 Years of operations

  - Continuous human presence in space

  - Joint U.S.-Russian preparation for ISS
- -----------------------------------------------

1984

RESEARCH AND
DEVELOPMENT
PHASE BEGINS--
DESIGN OF
SPACEHAB
MODULES

SPACEHAB
FORMED


1990

COMMERCIAL MIDDECK
AUGMENTATION MODULE (CMAM)
CONTRACT AWARDED--
$184 MILLION

The first and only company to commercially develop, own and operate habitable modules that provide space-based laboratory research facilities and space station resupply services aboard the U.S. Space Shuttle System

The SPACEHAB Payload
Processing Facility is a
42,000 square-foot state-
of-the-art integration and
training facility near NASA's
Kennedy Space Center in
Cape Canaveral, Florida.

[PHOTO OF THE SPACEHAB PAYLOAD PROCESSING FACILITY]


Artist's rendition of a SPACEHAB Single
Module in the payload bay of the Space
Shuttle Endeavour. Astronauts float through a tunnel from the Shuttle's crew compartment into the SPACEHAB Module.

[PHOTO OF SPACEHAB SINGLE MODULE IN THE PAYLOAD BAY OF THE SPACE SHUTTLE ENDEAVOUR]

[PHOTO OF TECHNICIANS LOADING EXPERIMENTS]

[PHOTO OF TECHNICIANS PREPARING THE SPACEHAB MODULE FOR FLIGHT]

Technicians loading experiments
and preparing the SPACEHAB Module
for flight at the SPACEHAB Payload
Processing Facility.

CMAM FLIGHTS BEGIN (1993)

- -  Supports commercial and scientific microgravity research
- -  $184 million fixed-price contract with NASA
- -  Five flights through FY1996
- -  Real-time mission support services

Profitable since inception of operations

Building SPACEHAB Modules
1990 to 1993

Our Company Is Launched

The 1980's ushered in a new era for America's space program. Once the sole domain of government for exploration and defense, U.S. space activities began to evolve into an international endeavor that would create benefits on Earth through research and commerce in space. SPACEHAB, Inc., founded in 1984, was one of the first companies formed to capitalize on this sweeping transformation.

   Today, SPACEHAB is globally recognized as a leader supporting people who are living and working in space. For the benefit of those shareholders who joined us this year, a glimpse of our past will sharpen your view of our future...

The Space Shuttle

   The space program's new era began with the 1981 launch and landing of the world's first reusable spacecraft -- the U.S. Space Shuttle. Designed to provide frequent, reliable transportation to a low-Earth orbit 150 miles overhead, NASA's space shuttle fleet of four vehicles became the heart of the U.S. manned space program. Each Space Shuttle features a payload bay, where satellites are carried and then released into space, and a pressurized middeck, where research in a weightless, or microgravity, environment can be conducted by astronauts. NASA has launched 78 successful Space Shuttle missions to date and plans at least seven missions per year for the next 15 to 20 years.

The Innovation

   Experience from the early Space Shuttle missions demonstrated that the astronauts needed more living and working space than was available in the middeck. SPACEHAB recognized this unmet need and developed a unique solution that adds pressurized volume -- SPACEHAB modules that ride in the payload bay and are connected to the middeck by a short tunnel.

   SPACEHAB modules are aluminum cylinders, measuring 10 feet in length by 13.5 feet in diameter, that incorporate a patented design including a truncated top and flat-end caps. These fully-instrumented modules provide experiment resources such as power, data management, and vacuum venting. When carried aboard the Space Shuttle, SPACEHAB modules serve as an additional research lab and habitation area and double the working, living, and storage area for the astronauts. Considering that SPACEHAB modules occupy only a fraction of the payload bay, NASA is able to carry other payloads on the same flight.

The Business

   The potential benefits from microgravity research became more apparent with each Space Shuttle mission. In 1985, NASA established a national network of Centers for the Commercial Development of Space (CCDS) to exploit these benefits through a combination of government and industry investment in space research. The resulting commercial interest generated a substantial requirement for access to the Space Shuttle's microgravity environment and prompted NASA to request proposals to satisfy this demand. In 1990, SPACEHAB was awarded the $184 million Commercial Middeck Augmentation Module (CMAM) contract to carry CCDS experiments aboard SPACEHAB modules on five flights through 1996.

   SPACEHAB's first CMAM mission in 1993 carried 21 experiments from the CCDS's and other NASA field centers. This virtually flawless flight set the tone for the Company's subsequent missions: on-time, on-budget, mission accomplished! We have flown five missions to date and six more missions already are scheduled for launch in the next two fiscal years.

More commercial space research & development on SPACEHAB Modules than on all missions since
1960's combined

Uniquely positioned to be the dominant commercial supplier to NASA, the other international space agencies and industry

1994

CMAM
FEB '94

CMAM
JUNE '93


WE ACHIEVE ORBIT

SPACEHAB's fundamental business strategy was forged with the CMAM contract. We carefully anticipate customer requirements, invest our capital to develop space-flight assets, contract with established aerospace companies for engineering and production, retain ownership of these assets, and provide innovative, low-cost solutions to meet customer requirements using fixed-price service contracts.

   The Company's strategy also recognizes two essential elements of our success: NASA's importance as a customer as well as a supplier of Space Shuttle transportation, and the growing internationalization of space activities.

Our NASA Relationship

   Our close relationship with NASA was strengthened by locating SPACEHAB's offices near NASA Headquarters in Washington, DC and NASA's Johnson Space Center in Houston, Texas. SPACEHAB's Payload Processing Facility (SPPF), where the SPACEHAB modules are housed, assembled, and

- ---------------------------------------------------------------------
                      MICROGRAVITY RESEARCH
                      CONDUCTED ON SPACEHAB
- ---------------------------------------------------------------------
Sponsor                  Experiment                Application
- ---------------------------------------------------------------------
Upjohn Co.               Malic enzyme              Anti-parasite
                         crystallization           drugs
- ---------------------------------------------------------------------
Eli Lilly and Co.        Human insulin             Time-release
                         crystallization           diabetes drugs
- ---------------------------------------------------------------------
Chiron Corp.             Immune                    AIDS symptoms
                         suppression               relief
- ---------------------------------------------------------------------
Schering-Plough          Alpha interferon          Cancer
Corp.                    crystallization           treatment
- ---------------------------------------------------------------------
Bioserve Space           Plant cell and            Improved
Technologies             hormone mixing            crop yields
- ---------------------------------------------------------------------
Paragon Vision           Polymers                  Improved
Sciences                                           contact lenses
- ---------------------------------------------------------------------
Kennametal Inc.          New metal alloys          Harder tool bits
Parker Hannafin Corp.
- ---------------------------------------------------------------------


SPACEHAB technicians install a
NASA-sponsored experiment.

[PHOTO OF EXPERIMENT]


(Below) SPACEHAB utilizing proprietary
payload processing procedures
to prepare its Module for flight.
(Right) Typical crew activity aboard a
SPACEHAB Module in space.

[PHOTO SHOWING SPACEHAB PAYLOAD PROCEDURES]

[PHOTO OF TYPICAL CREW ACTIVITY]

[PICTURE DEPICTING SPACE SHUTTLE]

SPACEHAB Double Module

Mir Docking Module

Access tunnels


1995

NASA AWARDS MIR CONTRACT--
$54 MILLION

CMAM
FEB '95

DESIGN/BUILD
DOUBLE MODULE
1995 - 1996

MIR
FLIGHTS BEGIN
(1996)

1996


integrated before launch and after landing is located adjacent to NASA's Kennedy Space Center in Cape Canaveral, Florida. This 42,000 square-foot, Company-owned facility is a key to SPACEHAB's low-cost and flexible operations.

   The SPPF's primary work area is a 17,500 square-foot integration hall and clean room where the modules are prepared and we train the astronauts prior to each mission. The facility also offers 11 secure customer work areas that enable researchers to adjust and refine their experiments until just a few days before flight.

Strategic Alliances

   International and domestic strategic alliances with major aerospace companies were established early in SPACEHAB's history. In 1985, Alenia Spazio S.p.A., Italy's largest and most experienced aerospace company, was selected to build the primary structure of the modules. A year later, McDonnell Douglas Aerospace was chosen as our prime contractor to outfit the modules and to provide on-going payload integration and engineering support.

   To address international markets for SPACEHAB's services, Mitsubishi Corporation was selected as SPACEHAB's exclusive representative in Japan. INTOSPACE GmbH, a commercial space marketing company owned by a consortium of European companies and government agencies, represents SPACEHAB in Europe.

   In addition to Alenia Spazio S.p.A., McDonnell Douglas, and Mitsubishi Corporation, SPACEHAB's strategic investors include Daimler-Benz Aerospace A.G. in Germany, SPACEHAB Taiwan and the government of Singapore. Our partners are well positioned in their respective nations to help the Company address upcoming requirements for microgravity and life science research, logistics missions, and payload processing as we move into the International Space Station ("ISS") era.

New Services

   Our business strategy was employed successfully again in 1994 to expand our product and service line when NASA and the Russian Space Agency created a joint program to prepare for the ISS. This program established Space Shuttle docking missions with the Russian space station Mir that require transportation of thousands of pounds of logistics (food, supplies, etc.) to Mir and an exchange of American astronauts and Russian cosmonauts.

   Anticipating the growing cargo requirements for the Shuttle/Mir program, we developed a new SPACEHAB Double Module to meet these requirements and then


[PHOTO OF SPACEHAB DOUBLE MODULE BEING DELIVERED]

[PHOTO OF ASTRONAUTS EXAMINING INTERIOR OF SPACEHAB]

(Far left) Picture depicting the SPACEHAB Double Module being delivered to NASA's Kennedy Space Center to be installed into the payload bay of Space Shuttle Atlantis on the launch pad.

(Left) Astronauts examining the interior of the SPACEHAB Double Module packed with supplies and experiments to carry to the Russian Space Station Mir.

Billion dollar markets opening up over the next decade

Alliances with international strategic partners whose governments are significant participants in the development of the International Space Station

1997

MIR
MARCH '96

CMAM
MAY '96

CMAM/MIR
SEPT '96

MIR
JAN '97

MIR
JUNE '97


   offered a logistics service to NASA for a fixed price. In July 1995, NASA selected SPACEHAB modules as the Shuttle/Mir logistics carrier and awarded the Company a $54 million contract for one Single Module mission and three Double Module missions.

   SPACEHAB's first mission to Mir was flown successfully in March 1996, only two months before SPACEHAB's successful May 1996 CMAM flight, thus marking the first time SPACEHAB has conducted two or more missions in a single year. The maiden voyage of the Double Module currently is scheduled to rendezvous and dock with Mir in September 1996.

   As the Shuttle/Mir program requirements continued to expand, NASA added three more missions to our basic contract. These additional Shuttle/Mir logistics flights will provide a substantial business base for SPACEHAB into 1998.

The International Space Station

   Just as the Space Shuttle has been the heart of the U.S. space program in the 1980's and 1990's, the new millennium will begin with the ISS as the focus for all human space activities. More than a dozen nations are committed to developing this permanent orbiting laboratory.

   Although NASA has taken the lead in developing and launching the ISS, major components will be supplied by the space agencies of Russia, Europe, Japan, Italy, and Canada. With strong domestic and international strategic partners and an unblemished record for mission success, SPACEHAB is positioned to become a key participant in the growing market to resupply, augment, utilize, and support the ISS.

Growth Markets

   SPACEHAB modules have become an essential component of NASA's Space Shuttle program; of the seven shuttle missions planned this year, SPACEHAB modules will be flown on three. Our presence on these missions, and the additional five scheduled to follow in 1997 and 1998, provides


[PICTURE OF SPACE SHUTTLE ATLANTIS]

An artist's rendition of the Space Shuttle Atlantis docked with the Russian Space Station Mir. The Space Shuttle is carrying the
SPACEHAB Double Module in its payload bay. The SPACEHAB
Module is used to carry logistics such as food, clothing, and equipment to resupply Mir.

EARTH-GROWN

[PICTURE DEPICTING PROTEIN CRYSTALS]

SPACE-GROWN

[PICTURE DEPICTING LARGER PROTEIN CRYSTALS]

Larger and more well-ordered
protein crystals (right photo) of
human insulin were grown in
space onboard a SPACEHAB
module in 1994. Private companies,
universities, and research institutes
are conducting biotechnology
research to develop a time-release
insulin treatment for diabetes, as
well as possible future treatments
for other diseases such as cancer,
osteoporosis, and AIDS.
(Both photos same microscope
magnification.)



                                                       THREE GROWTH MARKETS
- -----------------------------------------------------------------------------------------------------------------------
         MICROGRAVITY AND                             SPACE SUPPORT                           SPACE INFRASTRUCTURE
      LIFE SCIENCES RESEARCH                            SERVICES                                  DEVELOPMENT
- -----------------------------------------------------------------------------------------------------------------------
  Scientific and commercial research          Space station logistics, payload           ISS experiment facilities and
    on the Space Shuttles and ISS             processing, and ground operations            telerobotic operations
- -----------------------------------------------------------------------------------------------------------------------


1998

MIR
OCT '97

MIR
JAN '98

MIR
MAY '98


SPACEHAB with insight and access to human space activities in our three core business segments: microgravity and life science research, space support services, and space infrastructure development.

   More space research and development already has been performed on SPACEHAB modules than on all other space missions since the 1960's combined. SPACEHAB will capitalize on this knowledge and experience base by establishing an incubator program to sponsor and invest in commercially promising space research activities such as protein crystal growth, organic materials separation, semiconductor crystal growth, and polymer development.

   We believe that space-based protein crystal growth is an especially promising research area for application in structure-based pharmaceutical design. A pilot cooperative research program with the biotechnology industry will be initiated in 1997 to develop incubator projects in this field.

TO BOLDLY GO...

Humankind's future in space is rich with possibilities: treatments for debilitating diseases such as osteoporosis, new medicines for diabetes, improved contact lenses, and other paybacks may soon arise from the worldwide investment in microgravity research. As a leader in the commercial space industry, SPACEHAB will continue to offer innovative, aggressive, low-cost approaches to satisfy customer needs. In time, a revolution in healthcare on Earth could begin aboard a SPACEHAB module in space.

SELECTED FINANCIAL INFORMATION                                     SPACEHAB INC.

                                                                                                              Nine Months
                                                                   Fiscal Years Ended September 30,         Ended June 30
                                                         -------------------------------------------------  -------------
                                                                1992         1993        1994         1995           1996
                                                         -----------    ---------   ---------   ----------     ----------
Statement of Operations
  Revenue                                                $        --    $  42,467   $  43,800   $   46,059     $   56,397
  Costs of revenue                                             6,140       23,204      24,227       23,349         20,985
                                                         -----------    ---------   ---------   ----------     ----------
  Gross profit (loss)                                         (6,140)      19,263      19,573       22,710         35,412
  Marketing, general and administrative expenses               8,317        7,906       5,064        3,816          4,056
  Research and development expenses                           11,459        3,076          --        1,600            100
                                                         -----------    ---------   ---------   ----------     ----------
  Operating income (loss)                                    (25,916)       8,281      14,509       17,294         31,256
  Interest expense, net of capitalized amounts                 3,983        4,209       4,863        1,365            699
  Net income (loss)                                          (29,840)       4,117       8,638       15,809         29,829
  Net income (loss) per common share$    (6.20)          $     (6.20)        0.62   $    1.30   $     2.37     $     3.21
  Shares used in computing net income (loss)                   4,811        6,650       6,660        6,671          9,303

Other Data:
  Cash provided by operations                            $    27,590    $  22,246   $  21,831   $   26,838     $   13,151
  Capital expenditures                                        29,896       16,589          76        4,943          6,266

Balance Sheet Data (at period end):
  Working capital (deficit)                              $   (13,744)   $ (31,066)  $ (20,589)  $    7,192     $   45,942
  Total assets                                               100,727      118,083      95,261       86,701        129,709
  Long-term debt, excluding current portion                   51,333       30,325      22,884       24,886         17,318
  Stockholders' equity (deficit)                             (34,511)     (29,894)    (21,184)      (1,715)        71,596


OFFICERS AND DIRECTORS

SHELLEY HARRISON, PH.D.
Chairman and CEO

CHESTER M. LEE
President

MARGARET E. GRAYSON
Vice President
Finance and Treasurer

DAVID A. ROSSI
Senior Vice President
Business Development

J. MICHAEL LOUNGE
Vice President
Operations

M. DALE STEFFEY
Vice President
Engineering & Integration


DIRECTORS

HIRONORI AIHARA
Mitsubishi Corporation

ROBERT A. CITRON
Kistler Aerospace

DR. EDWARD DAVID, JR.
Consultant

SHELLEY HARRISON, PH.D.
Chairman and CEO

DR. SHI H. HUANG
ChinFon Global Corp.
SPACEHAB Taiwan

DR. BRAD MESLIN
CSP Associates

DR. UDO POLLVOGT
Daimler-Benz Aerospace AG

ALVIN L. REESER
Consultant

JEFFREY SCHUSS
William D. Witter, Inc.

J.R. THOMPSON
Orbital Sciences Corporation

ERNESTO VALLERANI
Alenia Spazio S.p.A.


TRANSFER AGENT

AMERICAN STOCK TRANSFER
& TRUST CO.
40 Wall Street
New York, New York 10005


[PICTURE SHOWING THE SPACE SHUTTLE]

The discussions in this annual report contain both historical information and forward looking statements. The forward looking statements involve risks and uncertainties that affect the Company's operations, markets, products, services, prices and other factors as discussed in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, governmental and technological factors.

                                [SPACEHAB LOGO]

                 NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS


To The Stockholders of SPACEHAB, Incorporated:

                 The 1996 Annual Meeting of Stockholders (the "Annual Meeting") of SPACEHAB, Incorporated (the "Company") will be held at the Company's headquarters located at 1595 Spring Hill Road, Vienna, Virginia 22182 on October 22, 1996 at 10:00 a.m., for the following purposes:

                 1. To elect 12 directors to the Company's Board of Directors, each to hold office until their successors are elected at the 1997 Annual Meeting of Stockholders;

                 2. To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants for the Company;

                 3. To transact such other business as may properly come before the meeting and any adjournment thereof.

                 A proxy statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Annual Report of the Company for the fiscal year ended June 30, 1996 also accompanies this Notice.

                 The Board of Directors has fixed the close of business on September 6, 1996 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                        By Order of the Board of Directors,


                                        Nelda Wilbanks
                                        Secretary

Vienna, Virginia
September 16, 1996

                             YOUR VOTE IS IMPORTANT

               PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD
           AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR
                  NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

                                [SPACEHAB LOGO]





                                                              September 16, 1996




Dear Stockholder:

                 You are cordially invited to attend the 1996 Annual Meeting of Stockholders of SPACEHAB, Incorporated (the "Company") to be held at the Company's headquarters located at 1595 Spring Hill Road, Vienna, Virginia 22182 on October 22, 1996 at 10:00 a.m. Information about the meeting, the nominees for directors and the proposals to be considered is presented in the Notice of Annual Meeting and the Proxy Statement on the following pages.

                 At the meeting, you will be asked to elect 12 directors to the Company's Board of Directors, each for a one-year term expiring at the 1997 Annual Meeting of Stockholders, and to ratify the appointment of KPMG Peat Marwick LLP as independent public accountants for the Company. The Board of Directors has unanimously approved these proposals and we urge you to vote in favor of these proposals and such other matters as may be submitted to you for a vote at the meeting.

                 Your participation in SPACEHAB's affairs is important, regardless of the number of shares you hold. To ensure your representation at the meeting, even if you anticipate attending in person, we urge you to mark, sign, date and return the enclosed proxy card promptly. If you attend, you will, of course, be entitled to vote in person.

                 Thank you for your assistance in returning your proxy card promptly.


                                        Sincerely,



                                        DR. SHELLEY A. HARRISON
                                        Chairman and Chief Executive Officer

                             SPACEHAB, Incorporated
                             1595 Spring Hill Road
                                   Suite 360
                             Vienna, Virginia 22182



                                PROXY STATEMENT



                              GENERAL INFORMATION


                 This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of SPACEHAB, Incorporated, a Washington corporation ("SPACEHAB" or the "Company"), of proxies to be voted at the 1996 Annual Meeting of Stockholders on October 22, 1996 (the "Annual Meeting"). This Proxy Statement, the accompanying proxy card and Annual Report to Stockholders are first being mailed to stockholders on or about September 16, 1996.

VOTING SECURITIES

                 The Board of Directors has fixed the close of business on September 6, 1996 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had outstanding 11,071,237 shares of common stock, no par value per share (the "Common Stock"). Holders of Common Stock are entitled to notice of and to one vote per share of Common Stock owned as of the Record Date at the Annual Meeting.

PROXIES
                 Dr. Shelley A. Harrison and Margaret E. Grayson, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Dr. Harrison is Chairman of the Board of Directors and Chief Executive Officer and Ms. Grayson is Vice President of Finance and Treasurer. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

VOTING OF PROXIES

                 Since many SPACEHAB stockholders are unable to attend the Company's Annual Meeting, the Board of Directors solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the meeting and set forth in this Proxy Statement. Stockholders are urged to read carefully the material in this Proxy Statement, specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card, and sign, date and return the card in the enclosed stamped envelope.

                 If no choice is specified and the card is properly signed and returned, the shares will be voted by the persons named as proxies in accordance with the recommendations of the Board of Directors contained in this Proxy Statement.

QUORUM; METHOD OF TABULATION

                 The holders of at least one-third of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, if represented in person or by proxy, will constitute a quorum at the Annual Meeting. Under applicable law and the Company's Articles of Incorporation and By-Laws, and assuming that a quorum is present, in the election of directors, the persons elected will be the persons receiving the greatest number of votes, up to the number of directors to be elected, of the stockholders present in person or by proxy and entitled to vote thereon; provided that no stockholder shall be allowed to cumulate his votes. At the Annual Meeting, the vote of a majority in interest of the stockholders present in person or by proxy and entitled to vote thereon is required to ratify the appointment of KPMG Peat Marwick LLP as the independent public accountants of the Company's financial statements for the fiscal year ending June 30, 1997.

                 One or more inspectors of election appointed for the meeting will tabulate the votes cast in person or by proxy at the Annual Meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

                 A Board of 12 directors will be elected at the Annual Meeting. All directors hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The Company's Articles of Incorporation authorize the Board of Directors from time to time to determine the number of its members. Vacancies in unexpired terms and any additional positions created by board action may be filled by action of the existing Board of Directors.

                 The nominees for whom the enclosed proxy is intended to be voted are set forth below. It is contemplated that all nominees will be available for election, but if one or more is not, the proxy will be voted in accordance with the best judgment of the proxyholder for such person or persons as may be designated by the Board of Directors unless the stockholder has directed otherwise.


NOMINEES FOR ELECTION AS DIRECTORS:

HIRONORI AIHARA

                 Mr. Aihara (age 58) has served as a director of the Company since April 1992. Mr. Aihara has held various executive level positions with Mitsubishi Corporation, including Managing Director of Information Systems and Services Group from June 1990 until the present.

ROBERT A. CITRON

                 Mr. Citron (age 63) founded SPACEHAB in 1983 and was its Chairman of the Board of Directors, President and Chief Executive Officer from 1983 to 1987. Mr. Citron is currently the President of Kistler Aerospace Corporation, a Seattle-based space technology company.

DR. EDWARD E. DAVID, JR.

                 Dr. David (age 71) has served as a director of the Company since August 1993. Dr. David is currently the President of EED, Inc., advisors to industry, government and academia on technology, research and innovation. Dr. David was Science Advisor to President Nixon and Director of the White House Office of Science and Technology from 1970 to 1973. He has also served as President of Exxon Research and Engineering Company from 1977 to 1986, and as Executive Director of Bell Telephone Laboratories from 1950 to 1970. Dr. David is also a director of California Microwave, Inc., Intermagnetics General Corporation, and Protein Polymer Technologies Inc.

DR. SHELLEY A. HARRISON

                 Dr. Harrison (age 53) has served as the Company's Chief Executive Officer since April 1996, Chairman of the Board of Directors since August 1993 and has been a member of the Company's Board of Directors since 1987. Dr. Harrison was a Member of Technical Staff at Bell Telephone Laboratories and a Professor of Electrical Sciences at the State University of New York at Stony Brook. In 1973, Dr. Harrison co-founded Symbol Technologies Inc., the world's leading provider of bar-code laser scanners and portable terminals where he served as Chairman and Chief Executive Officer until 1982. As President of Harrison Enterprises from 1982 to 1986, he managed venture financings and technology start-ups. Since 1987, Dr. Harrison has been a managing general partner of a high technology venture capital fund, Poly Ventures, L.P. ("Poly Ventures"). Dr. Harrison is also a director of NetManage, Inc. and several privately held high technology portfolio companies. He is Chairman of the New York State Center for Advanced Technology in Telecommunications and a Trustee of Polytechnic University.

DR. SHI H. HUANG

                 Dr. Huang (age 70) has served as a director of the Company since July 1990. Dr. Huang is the Chairman of the Board of Chinfon Global Corp., a Republic of China on Taiwan-based conglomerate, which operates 28 affiliated companies in such fields as automobile/motorcycle manufacturing, banking, and trading. Since 1989, Dr. Huang has also served as the Chairman of SPACEHAB Taiwan, Inc., a corporation organized as an investment vehicle for certain Company investors from the Republic of China. Except for its ownership of Common Stock, SPACEHAB Taiwan, Inc. has no other affiliation with the Company.

CHESTER M. LEE

         Mr. Lee (age 77) has served as President of the Company since April 1996. Prior to assuming his current responsibilities, Mr. Lee served as the Company's Vice President-Operations since November 1987. Prior to joining SPACEHAB, Mr. Lee worked for NASA for 23 years. His last position at NASA was Assistant Associate Administrator for Policy, Planning, and Department of Defense-Affairs in the Office of Space Flight at NASA. While working at NASA, Mr. Lee held various other senior positions, including Director of Shuttle Customer Services Division, Director of Space Transportation Utilization Division, Director of Space Transportation Systems Operations, and Apollo Mission Director for Apollo flights 12 through 17 to the moon.

GORDON S. MACKLIN

                 Mr. Macklin (age 68) has been Chairman of White River Corporation since 1993. From 1987 to 1992, he was Chairman of Hambrecht & Quist, LLC. Mr. Macklin served as President of The National Association of Securities Dealers, Inc. from 1970 to 1987, and was formerly a partner and Member of the Executive Committee of McDonald & Company, an investment banking firm, from 1950 to 1970. Mr. Macklin is a director, trustee, or managing general partner, as the case may be, of 53 of the investment companies in the Franklin/Templeton Group, and a director of Fund American, MCI Communications Corporation, Fusion Systems Corp., MedImmune, Inc., Source One Mortgage Services Corp. and Shoppers Express Inc. Mr. Macklin currently serves as a consultant to the Company.

DR. BRAD M. MESLIN

                 Dr. Meslin (age 37) has served as a director of the Company since April 1985 and as a Vice President of the Company from December 1984 to April 1985. Since 1984, Dr. Meslin has served as Managing Director of CSP Associates, Inc. ("CSP"), an international aerospace and defense management consulting firm. Dr. Meslin currently serves as a consultant to the Company.

DR. UDO POLLVOGT

                 Dr. Pollvogt (age 58) has served as a director of the Company since August 1993. Dr. Pollvogt is currently Executive Vice President for Government Relations of Daimler-Benz. Prior to that, he was the President of the Space Infrastructure Division of Deutsche Aerospace AG from 1991 to 1995 and Vice President of the Columbus Program of MBB-ERNO Raumfahrnechnik GmbH, an aerospace corporation, from 1990 to 1991.

ALVIN L. REESER

                 Mr. Reeser (age 68) has served as a director of the Company since August 1991. Mr. Reeser was President and Chief Executive Officer of SPACEHAB from August 1991 until his retirement in October 1994. Prior to joining SPACEHAB, Mr. Reeser was the Executive Vice President and General Manager of USBI Co., an aerospace corporation, from March 1987 to August 1991.

JAMES R. THOMPSON

                 Mr. Thompson (age 60) has served as a director of the Company since August 1993. Mr. Thompson is a director, Executive Vice President and General Manager of the Launch Systems Group of OSC, which he joined following his service as NASA's Deputy Administrator from 1989 to 1991. Prior to that, Mr. Thompson served as Director of the Marshall Spaceflight Center in Huntsville, Alabama from September 1986 to July 1989. Mr. Thompson is also a director of Nichols Research Corporation.

PROF. ERNESTO VALLERANI

                 Professor Vallerani (age 60) has served as a director of the Company since July 1990. Professor Vallerani is President and a director of Alenia Spazio. Professor Vallerani has more than 30 years experience in international aerospace projects.

STOCKHOLDER AGREEMENTS

                 Four stockholders of the Company have entered into separate letter agreements in which each agreed to vote its shares of Common Stock to elect the nominee proposed by Mitsubishi Corporation. Mr. Aihara is such nominee.


                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.


THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Meetings

                 In fiscal year 1996(1), there were 4 meetings of the Board of Directors (including regularly scheduled and special meetings). During fiscal year 1996, the following five directors of the Company participated in fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees thereof on which he served: Hironori Aihara, Dr. Edward E. David, Jr., Dr. Shi H. Huang, Dr. Udo Pollvogt and Prof. Ernesto Vallerani.

Committees of the Board of Directors

                 The Committees of the Board of Directors consist of the Audit Committee, the Compensation Committee and the Executive Committee. The Board of Directors does not have a Nominating Committee. Information concerning the committees is set forth below.





- ----------------------------------
    (1) On June 4, 1996, the Company's Board of Directors voted to change the Company's fiscal year end from September 30 to June 30. As a result, fiscal year 1996 began on October 1, 1995 and ended on June 30, 1996.

                 The Audit Committee recommends the appointment of a firm of independent public accountants to audit the Company's financial statements, as well as oversees the performance, and reviews the scope, of the audit performed by the Company's independent accountants. The Audit Committee also reviews audit plans and procedures, changes in accounting policies and the use of the independent accountants for non-audit services. The Audit Committee currently consists of Mr. Schuss (Chairman), Dr. Harrison, Dr. Meslin and Mr. Thompson. During fiscal 1996, the Audit Committee met two times.

                 The Compensation Committee determines the compensation and benefits of all officers of the Company and establishes general policies relating to compensation and benefits of employees of the Company. The Compensation Committee is also responsible for administering the Company's Stock Incentive Plan and the Directors' Stock Option Plan in accordance with the terms and conditions set forth therein. The Compensation Committee currently consists of Mr. Thompson (Chairman), Mr. Schuss and Dr. Harrison. During fiscal 1996, the Compensation Committee met four times.

                 The Executive Committee is responsible for all matters which arise between regular meetings of the Board of Directors to the extent permitted by applicable law. The Executive Committee currently consists of Dr. Harrison (Chairman), Dr. Meslin, Mr. Reeser and Mr. Thompson. During fiscal 1996, the Executive Committee met five times.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

                 Dr. Harrison, the Company's Chairman and Chief Executive Officer, is a member of the Compensation Committee.

Director Compensation

                 All directors are reimbursed for expenses incurred in connection with their attendance at meetings of the Board of Directors and non-employee directors receive a fee of $500 per day for each meeting of the Board of Directors they attend. The Company also has a Directors' Stock Option Plan pursuant to which each member of the Board of Directors who is not an employee of the Company who is elected or continues as a member of the Board of Directors is entitled to receive annually options to purchase 5,000 shares of Common Stock at an exercise price equal to fair market value; provided, however, that no director may receive under the Directors' Stock Option Plan options to purchase an aggregate of more than 25,000 shares of Common Stock. The Company does not pay any additional remuneration to officers of the Company for serving as directors.



                PROPOSAL 2 - APPOINTMENT OF INDEPENDENT AUDITORS


                 The Audit Committee recommended and the Board of Directors approved the appointment of KPMG Peat Marwick LLP as independent public accountants for fiscal 1997, subject to stockholder ratification. The Audit Committee, in arriving at its recommendation to the Board, reviewed the performance of KPMG Peat Marwick LLP in prior years as well as the firm's reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with KPMG Peat Marwick LLP in these respects.

                 KPMG Peat Marwick LLP has served as the Company's independent auditor since 1985. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have the opportunity to make such statements as they may desire. They are also expected to be available to respond to appropriate questions from the stockholders present.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 1997.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                 The following table sets forth at June 30, 1996, certain information regarding the beneficial ownership of Common Stock held by (i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock, (ii) each of the Company's directors and director nominees, (iii) the Named Executive Officers and (iv) all directors and executive officers of the Company as a group:

                                                                                   Beneficial Ownership
                                                                                   --------------------
                                                                                    Number         Percent(1)
                                                                                   of Shares       -------
                                                                                   ---------
 PRINCIPAL STOCKHOLDERS:
 Zesiger Capital Group LLC . . . . . . . . . . . . . . . . . . . . . . . .         1,083,257(2)      9.7%
 SPACEHAB Taiwan, Inc. . . . . . . . . . . . . . . . . . . . . . . . . . .           791,666(3)      7.2
 Mitsubishi Corporation  . . . . . . . . . . . . . . . . . . . . . . . . .           639,581(4)      5.8
 NON-EMPLOYEE DIRECTORS:
 Dr. Shi H. Huang  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           924,183(5)      8.3
 Alvin L. Reeser . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           115,624(6)      1.0
 Hironori Aihara . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            12,498(7)        *
 Robert A. Citron  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            92,695(8)        *
 Dr. Edward E. David, Jr.  . . . . . . . . . . . . . . . . . . . . . . . .            12,498(9)        *
 Dr. Brad M. Meslin  . . . . . . . . . . . . . . . . . . . . . . . . . . .            45,857(10)       *
 Dr. Udo Pollvogt  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            12,498(11)       *
 Jeffrey Schuss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            21,663(12)       *
 James R. Thompson . . . . . . . . . . . . . . . . . . . . . . . . . . . .            12,498(13        *
 Prof. Ernesto Vallerani . . . . . . . . . . . . . . . . . . . . . . . . .            12,499(14)       *
 DIRECTOR NOMINEE:
 Gordon S. Macklin . . . . . . . . . . . . . . . . . . . . . . . . . . . .                --          --
 NAMED EXECUTIVE OFFICERS:
 Dr. Shelley A. Harrison . . . . . . . . . . . . . . . . . . . . . . . . .           616,560(15)     5.3
 Richard P. Hora** . . . . . . . . . . . . . . . . . . . . . . . . . . . .            41,666(16)       *
 David A. Rossi  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            24,997(17)       *
 Chester M. Lee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            68,345(18)       *
 Margaret E. Grayson . . . . . . . . . . . . . . . . . . . . . . . . . . .             8,333(19)       *
 John M. Lounge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            45,931(20)       *
 ALL DIRECTORS AND EXECUTIVE OFFICERS
  AS A GROUP (16 PERSONS)  . . . . . . . . . . . . . . . . . . . . . . . .         2,112,093        17.8

- -------------------------------
 * Indicates beneficial ownership of less than 1% of the outstanding shares of Common Stock.
** Mr. Hora resigned as Chief Executive Officer, President and as a director effective April 10, 1996.
(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934 (the "Exchange Act"). Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of June 30, 1996, the Company had 11,069,237 shares of Common Stock outstanding.
(2) Represents (i) immediately exercisable warrants to purchase 103,883 shares of Common Stock and (ii) 979,374 shares of Common Stock held by Zesiger Capital Group LLC ("ZCG") in discretionary accounts for the benefit of its clients. ZCG disclaims beneficial ownership of all warrants and shares of Common Stock held by it. Its address is 320 Park Avenue, New York, New York 10022.
(3) Except for its ownership of shares of Common Stock, SPACEHAB Taiwan, Inc. has no other affiliation with the Company. Its address is 14th Floor No. 180, Chang-Shiao E. Road, Sec. 4, Taipei, Taiwan, R.O.C.
(4) Includes an aggregate of 614,582 shares of Common Stock and immediately exercisable warrants to purchase 24,999 shares of Common Stock beneficially owned by Mitsubishi Corporation and its affiliates. The address of Mitsubishi Corporation is 3-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan.
(5) Includes: (i) immediately exercisable options to purchase 12,498 shares of Common Stock and 791,666 shares of Common Stock held by SPACEHAB Taiwan, Inc., of which Dr. Huang is Chairman and shares voting and investment power with respect to such shares of Common Stock and (ii) 120,019 shares of Common Stock held by Chinfon Global Corp., of which Dr. Huang is the Chairman of the Board and retains investment and voting power with respect to such securities. Dr. Huang's address is c/o SPACEHAB Taiwan, Inc., 14th Floor No. 180, Chang-Shiao E. Road, Sec. 4, Taipei, Taiwan, R.O.C.
(6) Represents the aggregate amount of immediately exercisable options to purchase shares of Common Stock.
(7) Represents immediately exercisable options to purchase 12,498 shares of Common Stock. Excludes 614,582 shares of Common Stock and immediately exercisable warrants to purchase 24,999 shares of Common Stock held by Mitsubishi Corporation and its affiliates.
         Mr. Aihara is the Managing Director of Information Systems and
         Services Group of Mitsubishi Corporation. Mr. Aihara disclaims beneficial ownership of all warrants and shares of Common Stock held by Mitsubishi Corporation and its affiliates.
(8) Includes immediately exercisable options to purchase 12,498 shares of Common Stock.
(9) Represents immediately exercisable options to purchase 12,498 shares of Common Stock.
(10) Includes: 1,537 shares of Common Stock held in the CSP Associates, Inc. ("CSP") Profit Sharing Plan & Trust for the benefit of Dr. Meslin; (ii) immediately exercisable options to purchase 8,332 shares of Common Stock held by CSP for the benefit of Dr. Meslin; (iii) 8,487 shares of Common Stock held by CSP, of which Dr. Meslin is the managing director; and (iv) immediately exercisable options to purchase 4,166 shares of Common Stock. Dr. Meslin disclaims beneficial ownership of all shares of Common Stock held by CSP which are not held for his benefit.
(11) Represents immediately exercisable options to purchase 12,498 shares of Common Stock.
(12) Includes immediately exercisable options to purchase 12,498 shares of Common Stock and immediately exercisable warrants to purchase 2,707 shares of Common Stock.
(13) Represents immediately exercisable options to purchase 12,498 shares of Common Stock.
(14) Includes immediately exercisable options to purchase 12,498 shares of Common Stock. Excludes an aggregate of 343,416 shares of Common
         Stock and Company warrants held by Alenia Spazio, of which Prof. Vallerani serves as President. Prof. Vallerani disclaims beneficial ownership of all shares of Common Stock and all warrants held by Alenia Spazio.
(15) Includes: (i) immediately exercisable options to purchase 300,000 shares of Common Stock; (ii) immediately exercisable warrants to purchase 132,353 shares of Common Stock held by Poly Ventures, of which Dr. Harrison is a managing general partner and shares voting and investment power with respect to shares of Common Stock beneficially owned by Poly Ventures and its affiliates; (iii) 26,918 shares of Common Stock and immediately exercisable options held by Poly Ventures Associates, Inc. to purchase 74,998 shares of Common Stock; and (iv) 82,291 shares of Common Stock held by Harrison Enterprises, Inc., of which Dr. Harrison is a director and officer and retains sole voting and investment power with respect to such shares.
(16) Represents the aggregate amount of immediately exercisable options to purchase shares of Common Stock.
(17) Represents immediately exercisable options to purchase 24,997 shares of Common Stock.
(18) Includes 2,987 shares of Common Stock held in the Chester M. Lee Revocable Trust, of which Mr. Lee is the sole trustee, and immediately exercisable warrants and options to purchase 778 and 64,580 shares of Common Stock, respectively.
(19) Represents immediately exercisable options to purchase 8,333 shares of Common Stock.
(20) Includes immediately exercisable options to purchase 45,831 shares of Common Stock.

EXECUTIVE COMPENSATION

                           Summary Compensation Table

                 The following table summarizes the compensation paid by the Company for the last three fiscal years to its Chief Executive Officer and the Company's four other most highly compensated executive officers other than the Chief Executive Officer (collectively, the "Named Executive Officers").


                                  ANNUAL COMPENSATION                                         LONG-TERM
                                                                                            COMPENSATION
- ---------------------------------------------------------------------------------------------------------------
                                                                           Other             Securities
            Name and              Fiscal                        Bonus      Annual            Underlying
       Principal Position         Year        Salary ($)          ($)     Comp.($)(1)         Options/SARs(#)
       ------------------         ----       -----------          ---    ------------        ---------------
Dr. Shelley A. Harrison   . . .   1996(2)           8,546        35,117      125,685(3)              420,000
   Chairman and Chief             1995                 --            --           --                      --
   Executive Officer              1994                 --            --           --                      --
   (effective April 10, 1996)


Richard P. Hora   . . . . . . .   1996(2)         131,250            --       97,705(4)                   --
   Former Chief Executive         1995            157,500        23,000       98,000(5)              166,667
   Officer and President          1994                 --            --            --                     --
   (resignation effective April
   10, 1996)


Chester M. Lee  . . . . . . . .   1996(2)         109,375        31,945            --                110,416
   President                      1995            112,467        15,000            --                     --
                                  1994            108,333            --            --                 27,083


David A. Rossi  . . . . . . . .   1996(2)         112,500        32,652            --                 29,166
   Senior Vice President -        1995            116,094        50,000            --                     --
   Business Development           1994            106,250            --            --                 41,666


John M. Lounge                    1996(2)          98,059        28,638            --                 25,000
   Vice President - Operations    1995            108,900        10,000            --                     --
                                  1994            107,375            --            --                 16,666


Margaret E. Grayson . . . . . .   1996(2)          93,750        28,638            --                     --
   Vice President of Finance      1995            102,708        15,000            --                     --
   (CFO), Treasurer and           1994              4,166            --            --                 33,332
   Assistant Secretary



- ----------------------
(1) Except as indicated, no executive named in the above table received Other Annual Compensation in an amount in excess of the lesser of either $50,000 or 10% of the total of salary and bonus reported for him in the two preceding columns.
(2) Fiscal year 1996 compensation figures are for a short fiscal year, from October 1, 1995 through June 30, 1996.
(3) Represents the amount paid by the Company to Poly Ventures Associates, L.P. for Dr. Harrison's services to the Company for the period from October 1, 1995 to June 18, 1996. Dr. Harrison is a general partner of Poly Ventures Associates, L.P.
(4) Represents (i) $58,117 in relocation expenses and (ii) $39,588 in payments to Mr. Hora following the termination of his employment with the Company.
(5) Represents the amount paid by the Company for relocation expenses incurred in connection with the commencement of Mr. Hora's employment with the Company.


                          Option Grants in Fiscal 1996

                 The following table sets forth information relating to the grant of stock options by the Company during fiscal year 1996 to the Named Executive Officers under the Company's Stock Incentive Plan. The Company did not grant any stock appreciation rights ("SARs") in fiscal year 1996.



                                                                             Individual Grants
                                  ---------------------------------------------------------------
                                                          % of Total                                 Potential Realizable Value at
                                        Number of          Options        Exercise                      Assumed Annual Rates of
                                        Securities        Granted to     Price Per                    Stock Price Appreciation for
                                        Underlying       Employees in      Share      Expiration            Option Term (1)
       Name                            Options (#)       Fiscal 1996       ($/sh)        Date             5%              10%
       ----                            -----------      -------------    ---------       ----             --              ---

Dr. Shelley A. Harrison..                120,000(2)         14.2%         12.00            (3)          587,333        1,374,656
                                         300,000(4)         42.6          14.50            (5)        1,479,416        3,356,290


Chester M. Lee.............               10,416(6)          1.5          12.00            (7)           42,509           96,439
                                         100,000(8)         14.2          14.50            (9)          643,793        1,530,408


David A. Rossi .............             29,166(10)          4.1          12.00            (11)         155,394          369,398


John M. Lounge.............              25,000(12)          3.5%         14.50            (13)         160,948          382,602



- ---------


(1) The indicated dollar amounts are the result of calculations based on the exercise price of the options and assume five and ten percent appreciation rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.
(2) Represents 120,000 options which vest ratably over a three-year period commencing on October 11, 1996.
(3) The options expire ratably over a three-year period commencing October 11, 2001.
(4)      Represents 300,000 options which vested on the date of grant.
(5)      The options expire on April 10, 2001.
(6)      Represents 10,416 options which vested on the date of grant.
(7)      The options expire on December 21, 2000.
(8) Represents 100,000 options which vest ratably over a four-year period commencing on April 10, 1997.
(9) The options expire ratably over a four-year period commencing on April 10, 2002.
(10) The options vest ratably over a four-year period commencing on December 21, 1996.

(11) The options expire ratably over a four-year period commencing on December 21, 2001.
(12) The options vest ratably over a four-year period commencing on April 10, 1997.
(13) The options expire ratably over a four-year period commencing on April 10, 2002.


     Aggregated Option Exercises in Fiscal 1996 and Fiscal Year-End Values

                 The following table sets forth the number of shares covered by stock options held by the Named Executive Officers at June 30, 1996, and also shows the value of "in-the-money" options (market price of the Company's stock less the exercise price) at that date. Except as listed in the table, no other Named Executive Officer exercised any Company stock options or beneficially owned unexercised Company stock options.

                                                  Number of Securities             Value of Unexercised
                                             Underlying Unexercised Options        In-the-Money Options
                                                 Held at June 30, 1996              at June 30, 1996(1)
                                                           (#)                              ($)
                                             -------------------------------   -----------------------------

                   Name                      Exercisable     Unexercisable     Exercisable    Unexercisable
- ------------------------------------------   ------------   ----------------   ------------  ---------------
Dr. Shelley A. Harrison . . . . . . . . .         300,000            120,000              0                0


Richard P. Hora . . . . . . . . . . . . .          41,666                  0              0                0


Chester M. Lee  . . . . . . . . . . . . .          10,416            100,000              0                0



David A. Rossi  . . . . . . . . . . . . .          24,997             66,665              0                0


John M. Lounge  . . . . . . . . . . . . .          45,831             33,333              0                0


Margaret E. Grayson . . . . . . . . . . .           8,333             24,999              0                0



- ----------------------------------

(1) Based on the difference between the closing market price on June 28, 1996 for the Common Stock, which was $11.00 per share, and the option exercise price. The above valuations may not reflect the actual value of unexercised options as the value of unexercised options will fluctuate with market activity.

EMPLOYMENT AGREEMENTS

                 On December 27, 1995, the Company entered into employment agreements (the "Agreements") with each of Mr. Rossi, Mr. Lee and Ms. Grayson. The Agreements provide that the officers will serve the Company in the respective offices listed in the Summary Compensation Table for a term of three years, subject to earlier termination as provided in the Agreements. The Agreements set forth the minimum base salary of each officer during the term of the Agreements ($150,000 for Mr. Rossi; $125,000 for Mr. Lee; and $125,000 for Ms. Grayson), subject to increase at the sole discretion of the Compensation Committee of the Board of Directors. Each officer is also eligible to receive, at the sole discretion of the Compensation Committee, an annual performance-based bonus. The officers are entitled to participate in the employee benefit plans of the Company and are eligible for the grant of stock options, in the sole discretion of the Compensation Committee, under the Company's Stock Incentive Plan. The Agreements include provisions that are effective upon the termination of employment of the officers under certain circumstances. In general, the officers are entitled to continuation of base salary and medical coverage and certain other benefits for six months following a termination of employment by the Company other than for "cause" or a "material breach" (each as defined in the Agreements).

                 The Agreements include certain restrictive covenants for the benefit of the Company relating to non-disclosure by the officers of the Company's confidential business information, the Company's right to inventions and technical improvements of the officers, and noncompetition by the officers with the Company's business for a period of six months following termination of employment.

                 On December 27, 1995, the Company entered into an employment agreement with Mr. Hora (the "Hora Employment Agreement"), which provided that Mr. Hora would serve the Company as President and Chief Executive Officer for a term of three years, subject to earlier termination as provided in the Hora Employment Agreement. The Hora Employment Agreement provided for a minimum base salary of $190,000 annually, subject to increase at the sole discretion of the Compensation Committee. Under the Hora Employment Agreement, Mr. Hora was also eligible to receive an annual performance-based bonus at the sole discretion of the Compensation Committee. The Hora Employment Agreement included provisions effective upon termination of Mr. Hora's employment under certain circumstances. In general, the Hora Employment Agreement provided for the continuation of base salary and medical coverage and certain other benefits for 12 months following the termination of Mr. Hora's employment by the Company other than for "cause" or a "material breach" (each as defined in the Hora Employment Agreement).

                 The Hora Employment Agreement also included certain restrictive covenants for the benefit of the Company relating to non-disclosure by Mr. Hora of the Company's confidential business information, the Company's right to inventions and technical improvements of Mr. Hora, and noncompetition by Mr. Hora with the Company's business for a period of 12 months following termination of employment.

                 In connection with Mr. Hora's resignation as President and Chief Executive Officer of the Company on April 10, 1996, the Company agreed to continue Mr. Hora's base salary and benefits for a period of 12 months.

STOCK INCENTIVE PLAN

                 In July 1994, the Company adopted a stock incentive plan (the "Stock Incentive Plan"). Under the Stock Incentive Plan, stock options, stock appreciation rights, restricted stock and performance shares may be granted for the purpose of attracting and motivating key employees and consultants to the Company. In addition, the Stock Incentive Plan permits the extension of loans by the Company to a participant in connection with the payment of the exercise price of options, the purchase price of restricted shares or the tax incurred with respect to any award. Furthermore, the Compensation Committee may provide for a payment in the form of cash or shares of Common Stock to offset a participant's tax incurred with respect to the receipt of an award and any such tax offset payment. The Compensation Committee has all powers with respect to the administration of the Stock Incentive Plan, including without limitation, selecting which employees will receive awards and the extent of the award, determining the terms and conditions of the award, and resolving all questions arising under the Stock Incentive Plan.

                 The Stock Incentive Plan provides for the grant of options to purchase shares of Common Stock that are either "qualified," that is, those that satisfy the requirements of Section 422 of the Code for incentive stock options ("ISOs"), or "nonqualified," that is, those that are not intended to satisfy the requirements of Section 422 of the Code ("NQOs"). Options granted under the Stock Incentive Plan, in most cases, vest ratably on each of the first through the fourth anniversaries of the date of grant, and are exercisable for a period not to exceed ten years from the date of grant. Pursuant to the terms of the Stock Incentive Plan, ISOs will not be (i) granted at less than the fair market value of the Common Stock at the time of grant,
(ii) exercisable for more than ten years after the date of grant, (iii) awarded after July 13, 2004, and (iv) granted to an employee who, at the time the ISO is granted, beneficially owns more than 10% of the total voting power of the Company, unless the exercise price is at least 110% of the fair market value at the date of grant and such option is not exercisable after the expiration of five years from the date of the award. All awards under the Stock Incentive Plan become immediately exercisable and fully vested upon a "change of control" of the Company (as defined therein).

                 The maximum number of shares of Common Stock reserved for issuance under the Stock Incentive Plan is 1,250,000 shares (subject to adjustment for certain events such as stock splits and stock dividends). As of June 30, 1996, options to purchase 966,322 shares of Common Stock pursuant to the Stock Incentive Plan were issued and outstanding. Since the inception of the Stock Incentive Plan, the Compensation Committee has neither granted any SARs, restricted stock awards or performance share awards, nor made any loans or tax offset payments. During fiscal 1996, each of the Named Executive Officers received the number of stock options set forth following his name:
Dr. Shelley A. Harrison (420,000); Richard P. Hora (0); Chester M. Lee (110,416); David A. Rossi (29,166); John M. Lounge (25,000); and Margaret E. Grayson (0). An aggregate of 705,000 stock options were granted to Company employees during fiscal 1996.

DIRECTORS' STOCK OPTION PLAN

                 In November 1995, the Company adopted a directors' stock option plan (the "Directors' Plan"), pursuant to which each member of the Board of Directors who is not an employee of the Company who is elected or continues as a member of the Board of Directors is entitled to receive annually options to purchase 5,000 shares of Common Stock at an exercise price equal to fair market value; provided, however, that no director may receive under the Directors' Plan options to purchase an aggregate of more than 25,000 shares of Common Stock. The Compensation Committee of the Board of Directors administers the Directors' Plan, however, it cannot direct the number, timing or price of options granted to eligible recipients thereunder.

                 Each option grant under the Directors' Plan vests after the first anniversary of the date of grant and expires six years thereafter. The number of shares of Common Stock related to awards that expire unexercised or are forfeited, surrendered, terminated or cancelled are available for future awards under the Directors' Plan. If a director's service on the Board of Directors terminates for any reason other than death, all vested options may be exercisable by such director until the earlier of his or her death or the expiration date of the option grant. In the event of a director's death, any options which such director was entitled to exercise on the date immediately preceding his or her death may be exercised by a transferee of such director for the six month period after the date of the director's death.

                 The maximum number of shares of Common Stock reserved for issuance under the Directors' Plan is 250,000 shares (subject to adjustment for certain events such as stock splits and stock dividends). As of August 31, 1996, the Company had not granted any options under the Directors' Plan. The first grants will be made in connection with the Annual Meeting of Stockholders on October 22, 1996.

INDEMNIFICATION AGREEMENTS

                 The Company has entered into indemnification agreements with each of its directors, Named Executive Officers (with the exception of John M. Lounge) and with certain other officers and senior managers. The agreements provide that the Company shall indemnity and hold harmless each indemnitee from liabilities incurred as a result of such indemnitee's status as a result of such indemnitee's status as a director, officer or employee of the Company, subject to certain limitations.

CERTAIN TRANSACTIONS

                 On August 7, 1995, the Company and CSP Associates, Inc. ("CSP") entered into a consulting agreement (the "CSP Consulting Agreement"), whereby CSP agreed to render consulting services to the Company regarding the Company's initial public offering and the operation and expansion of the Company's business for an aggregate consulting fee of $99,000. The initial duration of the CSP Consulting Agreement was from August 14, 1995 through February 14, 1996. As of February 21, 1996, the CSP Consulting Agreement was extended to September 30, 1996 for an aggregate fee of $105,000. During the extended period of the CSP Consulting Agreement, CSP is to focus its efforts on acquisition and joint venture assistance and development. CSP shall be entitled to receive a "success fee" under certain circumstances, in an amount to be determined. The Company is also required to pay CSP for the actual and reasonable expenses incurred by its personnel in connection with the rendering of services under the CSP Consulting Agreement. Dr. Meslin, a director of the Company, is also the Managing Director of CSP.

                 On August 14, 1996, the Company entered into a consulting agreement with Gordon S. Macklin (the "Macklin Consulting Agreement"), whereby Mr. Macklin agreed to render consulting services to the Company in connection with potential strategic acquisition opportunities and investor relations support for a monthly retainer fee of $2,000 and the one-time grant of immediately exercisable options to purchase 10,000 shares of Common Stock at an exercise price per share of $8.75. The Macklin Consulting Agreement is for a one-year term, commencing on August 14, 1996.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                 Compensation of the Company's executives is subject to review and approval by the Compensation Committee (the "Compensation Committee") of the Company's Board of Directors. The Compensation Committee consists of two outside directors James R. Thompson (Chairman) and Jeffrey Schuss, and the Chairman and Chief Executive Officer of the Company (Dr. Shelley A. Harrison).

Compensation Philosophy.

                 In determining executive compensation policies, the Compensation Committee has four primary objectives:

                 (1)      to attract, motivate and retain key executive talent;

                 (2)      to balance the flexibility to reward individuals'
                       skills with the need to structure compensation for defined roles;

                 (3)      to ensure that executive compensation is competitive
                       with that of other leading companies in related fields; and

                 (4)      to provide incentives to achieve corporate
                       objectives, thereby contributing to the overall goal of enhancing stockholder value.

                 The Compensation Committee's compensation policies discussed below are designed to achieve the foregoing objectives. The Compensation Committee expects to continuously review and refine the Company's compensation practices as necessary to respond to a changing business environment.

                 In order to evaluate and establish appropriate compensation practices, the Company consults multiple sources of information. The Compensation Committee uses data from benchmark companies within the aerospace or similar high technology industries to assess the Company's performance and compensation levels. Benchmark companies are selected according to, among other factors, the comparability of their operations, product lines, revenues and markets served. The Compensation Committee seeks to set its executive compensation levels competitively with the benchmark companies, to the extent such targets are consistent with the Compensation Committee's objectives. During fiscal year 1996, the Company retained an independent compensation consultant to evaluate its compensation practices, and, in particular, salary and bonus levels. The Company utilized the recommendations of the compensation consultant's report in setting incentive bonus levels at the end of fiscal year 1996.

Elements of Executive Compensation.

                 The Company's executive compensation program has three components: (1) annual cash compensation in the form of base salary and incentive bonus payments, (2) long-term incentive compensation in the form of stock options granted under the Company's Stock Incentive Plan and (3) other compensation and employee benefits generally available to all employees of the Company, such as health insurance. Annual cash compensation is primarily designed to reward current performance. Long-term incentives and other compensation and employee benefits are primarily designed to create performance incentives over the long term for executive officers and employees.

           Base Salary. The base salary for each executive officer is set at a level deemed sufficient to attract and retain qualified executive officers. The Compensation Committee has generally determined target base salaries according to the average base salaries paid by benchmark high technology companies. Aggregate base salary increases are intended to maintain compensation levels that are in line with leading companies in related fields, while individual base salary increases are set to reflect individual performance levels. The base salaries of certain executive officers are subject to minimums set forth in individual employment agreements.

           Incentive Bonuses. Annual cash bonuses are designed to provide incentives based on individual contribution to the achievement of the Company's annual business goals. Bonus payments have generally been reflective of the Company's performance in achieving revenues, profitability and other operating and corporate objectives, as well as the scope of an executive officer's responsibilities. The Compensation Committee makes a determination as to incentive bonus payments at the end of each year based on a subjective valuation of the contributions of individual executive officers to the achievement of the Company's annual business goals. The award of annual incentive bonuses is based on achieving corporate goals and the amount of individual incentive bonus payments is determined by percentage ranges established annually by the Compensation Committee.

           Long-Term Incentives. The grant of stock options is the Company's current method for providing long-term incentive compensation to its employees. The Compensation Committee believes that the use of stock options attracts and retains qualified personnel for positions of substantial responsibility and also serves to motivate its executive officers to promote the success of the Company's business and maximize stockholder value.

Compensation of Chief Executive Officer.

                 The Compensation Committee based the fiscal year 1996 Chief Executive Officer ("CEO") compensation on the policies described above. During fiscal 1996, two individuals served, at separate times, in the position of CEO, as described below:

                 Richard P. Hora served as CEO from October 1, 1995 until his resignation on April 10, 1996. During fiscal 1996, Mr. Hora received total compensation of $228,955. Mr. Hora's base salary for fiscal 1996 was determined pursuant to an employment agreement entered into in December, 1995 between Mr. Hora and the Company in connection with the Company's initial public offering of its Common Stock. The Compensation Committee deemed that the level selected for Mr. Hora's base salary plus any bonus/long-term incentive compensation was consistent with the compensation paid by benchmark high technology companies, the Company's overall performance, the successful completion of the Company's initial public offering, and the achievement of individual performance objectives as evaluated by the Compensation Committee. No specific weighting was assigned to these factors when Mr. Hora's total compensation for fiscal 1996 was reviewed.

                 Dr. Shelley A. Harrison served as Chairman of the Company throughout the fiscal year and assumed the additional position of CEO, effective April 10, 1996. During fiscal 1996, Dr. Harrison and an affiliated partnership received a total of $169,348 for his services. Dr. Harrison's compensation level for fiscal 1996 was deemed by the Compensation Committee to be appropriate given Dr. Harrison's qualifications and contribution to meeting the Company's objectives.

Tax Deductibility of Executive Compensation.

                 Section 162(m) of the Internal Revenue Code disallows corporate deductibility for certain compensation paid in excess of $1 million to the Company's Chief Executive Officer and to each of the four other most highly paid executive officers of publicly-held companies. "Performance-based compensation," as defined in Section 162(m), is not subject to the deductibility limitation provided certain stockholder approval and other requirements are met. The Company believes that the stock options granted in fiscal 1996 and prior years satisfied the requirements of federal tax law and thus compensation recognized in connection with such awards should be fully deductible. It is the Company's intention to maximize the deductibility of compensation paid to its officers, to the extent consistent with the best interests of the Company. During fiscal 1996, the Company did not exceed the $1 million deductibility cap with respect to any officer covered by Section 162(m).

                                        COMPENSATION COMMITTEE,

                                        James R. Thompson, Chairman
                                        Jeffrey Schuss
                                        Dr. Shelley A. Harrison

                 Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Securities and Exchange Commission, the Report of the Compensation Committee and the accompanying Performance Graph shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this Proxy Statement or any part thereof into any such filings.


PERFORMANCE GRAPH

                 Set forth below is a line graph comparing the Company's cumulative total stockholder return on its Common Stock since December 22, 1995, the date the Common Stock began trading on the Nasdaq National Market (as measured by dividing the difference between the Company's share price at the beginning and the end of the measurement period by the share price at the beginning of the measurement period) with (i) the cumulative total return of the Nasdaq Stock Market Index of U.S. Companies and (ii) the cumulative total return of the Dow Jones Aerospace/Defense Index.


                     COMPARISON OF CUMULATIVE TOTAL RETURN*



                                    [GRAPH]




                              SPACEHAB, INC.              NASDAQ                  DOW JONES
                                                       U.S. COMPANY           AEROSPACE/DEFENSE
                                                           INDEX                    INDEX
                 12/22/95         $100.00                   $100.00                  $100.00
                  6/30/96          $91.70                   $113.80                  $113.50





- ----------------------------

*   Assumes that the value of an investment in the Company's Common
     Stock, the Nasdaq Stock Market Index of U.S. Companies and the Dow Jones Aerospace/Defense Index was $100 on December 22, 1995 and that all dividends were reinvested.

                                 OTHER MATTERS

                 The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. In the event that other business properly comes before the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

PROXY SOLICITATION EXPENSE

                 The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile. The Company has retained American Stock Transfer & Trust Company to request brokerage houses, banks and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company does not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on in the Annual Meeting.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

                 Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Such directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms they file.

                 Based solely on the Company's review of copies of such forms that it received, or written representations from certain reporting persons, the Company believes that, during fiscal year 1996, all Section 16(a) filing requirements were satisfied on a timely basis.

DEADLINE FOR SUBMISSION OF STOCKHOLDER
PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

                 The proxy rules adopted by the SEC provide that certain stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in the Company's proxy materials for the Company's 1997 Annual Meeting of Stockholders, it must be received in writing by the Company on or before May 16, 1997 at its principal office, 1595 Spring Hill Road, Suite 3600, Vienna, Virginia 22182,
Attention: Secretary.

                 The Company's Annual Report to Stockholders, including the Company's audited financial statements for the year ended June 30, 1996, is being mailed herewith to all stockholders of record on the Record Date.


                                        By Order of the Board of Directors,



                                        Nelda Wilbanks
                                        Secretary


Vienna, Virginia
September 16, 1996

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE and RETURN THE ENCLOSED PROXY CARD in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

                            SPACEHAB, INCORPORATED
         THIS PROXY IS SOLICITED ON BEHALF OF THE  BOARD OF DIRECTORS
             ANNUAL MEETING OF  STOCKHOLDERS -- OCTOBER 22, 1996

 P


 R        The undersigned hereby appoints Dr. Shelley A. Harrison and Margaret
          E. Grayson, and each of them, as proxies of the undersigned, each with full power to act without the other and with full power of
 O substitution and re-substitution, to vote all the shares of Common Stock of SPACEHAB, Incorporated that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on
 X October 22, 1996, at 10:00 a.m. (local time), and at any postponements or adjournments thereof, with all the powers the undersigned would have if personally present, as follows:
 Y

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING ITEMS:

          (1) To elect to the Board of Directors the following nominees for the term indicated in the Proxy Statement.




                 FOR all nominees listed below (except as               WITHHOLD AUTHORITY
                 marked to the contrary below)     9                    to vote for all nominees listed below       9

                 Dr. Shelley A. Harrison           Hironori Aihara                           Robert A. Citron
                 Dr. Edward E. David, Jr.          Dr. Shi H. Huang                          Chester M. Lee
                 Gordon S. Macklin                 Dr. Brad M. Meslin                        Dr. Udo Pollvogt
                 Alvin L. Reeser                   James R. Thompson                         Prof. Ernesto Vallerani


          INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

          ---------------------------------------------------------

          (2) Ratification of the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent public accountants for fiscal 1997.

          9 FOR                       9  AGAINST                  9  ABSTAIN



        In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and Proxy Statement, receipt of which is hereby acknowledged.

             IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

                                       Dated . . . . . . . . . . . . . . ., 1996

                                       . . . . . . . . . . . . . . . . . . . . .

                                       . . . . . . . . . . . . . . . . . . . . .

                                       Sign exactly as name appears hereon.
                                       When signing in a representative
                                       capacity, please give full title. Joint
                                       owners (if any) should each sign.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS